                                                                   Exhibit 23(a)

                       Consent of Independent Auditors


We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-4, No. 33-65337) and related prospectus of EastGroup Properties for the registration of 682,344 shares of EastGroup's shares of beneficial interest and to the incorporation by reference therein of our report dated March 24, 1995, with respect to the consolidated financial statements of LNH Reit, Inc., included in its Annual Report (Form 10-KSB) for the year ended December 31, 1994, filed with the Securities and Exchange Commission, and its Annual Report to Shareholders, included in Exhibit 13(b) to this Registration Statement.



                                          /s/ERNST & YOUNG LLP

                                             Ernst & Young LLP

Jackson, Mississippi
February 23, 1996